FORM 8-K

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                          CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




                  Date of Report - June 20, 2003

          Date of earliest event reported - June 16, 2003



                 THE MAY DEPARTMENT STORES COMPANY
      (Exact name of Registrant as specified in its charter)

   Delaware                   I-79               43-1104396
(State or other           (Commission         (IRS Employer
jurisdiction of           File Number)        Identification No.)
incorporation)



  611 Olive Street, St. Louis, Missouri               63101
(Address of principal executive offices)           (Zip code)



       Registrant's telephone number, including area code:
                          (314) 342-6300













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Item 5.   Other Events.

     On June 16, 2003, Moody's Investors Service, Inc. informed Registrant that it has lowered its rating on Registrant's senior unsecured notes from A2 to Baa1 and commercial paper from Prime-1 to Prime-2. A security rating is not a recommendation to purchase, sell or hold securities inasmuch as it does not comment as to market price or suitability for a particular investor. Credit ratings may be subject to revision, suspension or withdrawal at any time by the assigning rating organization; and each rating should be evaluated independently of any other rating.

Based on information from Moody's Investors Service, Inc.:

     Bonds rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     Moody's applies numerical modifiers 1, 2, and 3 in its Baa rating. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of the category.

     Issuers rated Prime-1 have a superior ability for repayment of senior short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

        - Leading market positions in well-established industries.
        - High rates of return on funds employed.
        - Conservative capitalization structure with moderate reliance on debt and ample asset protection.
        - Broad margins in earnings coverage of fixed financial charges and high internal cash generation.
        - Well-established access to a range of financial markets and assured sources of alternate liquidity.

     Issuers rated Prime-2 have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.




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                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              THE MAY DEPARTMENT STORES COMPANY


Dated: June 20, 2003           By:    /s/ Richard A. Brickson
                                      Richard A. Brickson
                                      Secretary and Senior Counsel
































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